EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FOURTH QUARTER AND FISCAL 2012 RESULTS

GREENVILLE, S.C. (April 26, 2012) - World Acceptance Corporation (NASDAQ: WRLD) today reported record results for its fourth fiscal quarter and fiscal year ended March 31, 2012.

Fourth quarter 2012 diluted earnings per share rose 20.4% to $2.54 and revenues were up 8.8% to $148.9 million, compared with the fourth quarter of fiscal 2011.  Fiscal 2012 results also reached record levels with diluted earnings per share rising 17.1% to $6.59, revenues increasing 9.9% to $540.2 million and gross loan balances growing 11.2% to $972.7 million compared with fiscal 2011.

“Our record results benefited from on-going loan demand across our markets, the contribution from new offices in both domestic markets and Mexico, and our focus on managing expenses,” stated Sandy McLean, Chairman and CEO. “We also benefited from lower bad debt costs as highlighted by twelve consecutive quarters of flat or decreased charge-offs as a percentage of net loans when compared to the corresponding quarters of the prior years.”

Net income for the fourth quarter of fiscal 2012 rose 9.9% to $37.6 million compared with $34.2 million for the same quarter of the prior year.

“Our strong growth in earnings per share also benefited from our share repurchase program over the past year,” added Mr. McLean.  “We continue to use our strong balance sheet and excellent cash flow to fund our growth in loans while repurchasing shares.”  During the fourth quarter of fiscal 2012, the Company repurchased 1,013,800 shares at an aggregate cost of $65.8 million.  During the fiscal year ended March 31, 2012, the Company repurchased 2,181,045 shares at an aggregate cost of $139.8 million.

Total revenues increased to $148.9 million in the fourth quarter of fiscal 2012, an 8.8% increase over the $136.9 million reported in the fourth quarter ended March 31, 2011.  Interest and fee income increased 9.1%, fueled by a 10.6% increase in net average loans.  Insurance commissions and other income increased by 7.1% to $23.1 million in the fourth quarter of fiscal 2012 from $21.6 million in the prior year quarter.  The majority of the increase was related to a 13.3% increase in insurance commissions earned. Tax preparation revenue rose to $7.4 million during the fourth quarter of fiscal 2012 compared to $7.2 million during the fourth quarter of fiscal 2011.

Gross loans outstanding increased to $972.7 million at March 31, 2012, an 11.2% increase from $875.0 million at March 31, 2011.  The growth in loans was consistent with the Company’s 10.5% increase in loan volume from $540.4 million in the fourth quarter 2011 to $597.4 million in the fourth quarter 2012. The growth in loans also benefited from a 6.6% increase in offices open at year-end 2012 compared with the prior fiscal year.

Fourth quarter provision for loan losses declined to $16.7 million in fiscal 2012 compared with $17.0 million in the fourth quarter of fiscal 2011.  Charge-offs as a percent of average net loans decreased 40 basis points on an annualized basis to 12.7% during the fourth quarter of fiscal 2012 from 13.1% during the prior year quarter.

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WRLD Reports Record Fourth Quarter and Fiscal 2012 Results

April 26, 2012

The Company’s general and administrative expenses rose 9.2% to $68.5 million in the fourth quarter of fiscal 2012 compared with $62.7 million in the fourth quarter of the prior fiscal year primarily due to the increase in new offices during fiscal 2012.  During the quarter the Company open or acquired 17 new offices compared to 13 in the prior year fourth quarter.  Total general and administrative expenses as a percent of total revenues increased slightly from 45.8% during the fourth quarter last year to 46.0% during the current year quarter.

Full Year Results

For the year ended March 31, 2012, net income rose 10.4% to $100.7 million compared with $91.2 million in the prior fiscal year.  The Company’s net income for fiscal 2011 benefited from an income tax settlement with the State of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share).

Total revenues for fiscal 2012 rose to $540.2 million, a 9.9% increase over the $491.4 million in fiscal 2011.  Net charge-offs as a percent of average net loans declined to 14.0% in fiscal 2012 compared with 14.3% during the prior year. Total general and administrative expenses as a percent of revenue were 48.3% in both fiscal 2012 and 2011.

Key return ratios for the fiscal year included a 13.9% return on average assets and a 23.6% return on average equity.

During fiscal 2012, the Company opened 69 offices, acquired two offices and merged one office for a total of 1,137 offices at March 31, 2012.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,137 offices in 12 states and Mexico.  It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-254-2798, passcode 9259548.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=86374.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Record Fourth Quarter and Fiscal 2012 Results

April 26, 2012

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2012	2011	2012	2011

Interest & fees	$125,787	$115,344	$466,481	$424,594
Insurance & other	23,134	21,598	73,681	66,851
Total revenues	148,921	136,942	540,162	491,445
Expenses:
Provision for loan losses	16,700	16,973	105,705	95,908
General and administrative expenses
Personnel	47,928	43,140	175,403	159,161
Occupancy & equipment	8,583	8,199	33,865	31,115
Advertising	2,892	2,714	14,228	13,056
Intangible amortization	416	452	1,698	1,949
Other	8,655	8,228	35,491	32,234
	68,474	62,733	260,685	237,515
Interest expense	3,230	3,520	13,899	14,773
Total expenses	88,404	83,226	380,289	348,196
Income before taxes	60,517	53,716	159,873	143,249
Income taxes	22,891	19,480	59,179	52,000
Net income	$37,626	$34,236	$100,694	$91,249
Diluted earnings per share	$2.54	$2.11	$6.59	$5.63
Diluted weighted average shares outstanding	14,803	16,259	15,289	16,210

Consolidated Balance Sheets

(unaudited and in thousands)

	March 31,	March 31,
	2012	2011
ASSETS
Cash	$10,768	$8,031
Gross loans receivable	972,723	875,046
Less: Unearned interest & fees	(257,638)	(228,974)
Allowance for loan losses	(54,507)	(48,355)
Loans receivable, net	660,578	597,717
Property and equipment, net	23,486	23,366
Deferred tax benefit	18,474	14,480
Goodwill	5,691	5,634
Intangibles	5,479	6,365
Other assets	10,527	10,804
	$735,003	$666,397

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	$279,250	$187,430
Income tax payable	11,528	13,098
Accounts payable and accrued expenses	25,350	23,294
Total liabilities	316,128	223,822
Shareholders' equity	418,875	442,575
	$735,003	$666,397

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WRLD Reports Record Fourth Quarter and 2012 Results

April 26, 2012

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2012	2011	2012	2011

Expenses as a percent of total revenues:
Provision for loan losses	11.2%	12.4%	19.6%	19.5%
General and administrative expenses	46.0%	45.8%	48.3%	48.3%
Interest expense	2.2%	2.6%	2.6%	3.0%

Average gross loans receivable	$1,011,104	$910,704	$965,044	$860,538

Average net loans receivable	$742,437	$671,585	$707,244	$633,748

Loan volume	$597,401	$540,448	$2,819,590	$2,571,908

Net charge-offs as percent of average loans	12.7%	13.1%	14.0%	14.3%

Return on average assets (rolling 12 month period)	13.9%	13.9%	13.9%	13.9%

Return on average equity (rolling 12 month period)	23.6%	22.8%	23.6%	22.8%

Offices opened (closed) during the period, net	17	13	70	77

Offices open at end of period	1,137	1,067	1,137	1,067

END